SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2007

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-29092	54-1708481
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7901 Jones Branch Drive, Suite 900, McLean, VA 22102

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 902-2800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement

On July 3, 2007, Primus Telecommunications Group, Incorporated (the “Company”) closed on a transaction (the “Transaction”) whereby the Company sold securities to qualified institutional buyers and institutional accredited investors. As previously announced on Form 8-K, these investors entered into subscription agreements with the Company in connection with a registered direct offering of the Company’s common stock. Pursuant to the terms of the subscription agreements, the Company sold a total of 22,500,000 shares of its common stock at a price of $0.915 per share. All of the shares were offered and sold pursuant to an effective Registration Statement on Form S-3 filed with the Securities and Exchange Commission. CRT Capital Group LLC served as placement agent for the offering. Approximately $18,900,000 of net proceeds, after fees and expenses, will be used for general corporate purposes including the repurchase, repayment or redemption of outstanding debt.

Item 3.03	Material Modification to Rights of Security Holders

As previously announced on Form 8-K, on June 6, 2007 the Company exchanged 6,000,000 shares of the Company’s common stock for $5,000,000 principal amount of its Step Up Convertible Subordinated Debentures due August 2009 (the “Exchange”). After giving effect to the Transaction and the Exchange, the accelerated maturity provisions in the Company’s 5% Exchangeable Senior Notes (the “Notes”) dated June 28, 2006 are eliminated, thereby establishing June 2010 as the stated maturity date for the Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Dated: July 5, 2007	By:	/s/ Tracy B. Lawson
Tracy B. Lawson Vice President—Corporate Controller